7 August 2010
Matter No.:874839
Doc Ref: 336839
852 2842 9530
Richard.Hall@conyersdill.com
Focus Media Holding Limited
Unit No. 1, 20th Floor, The Centrium
60 Wyndham Street, Central
Hong Kong SAR
Dear Sirs,
Re: Focus Media Holding Limited (the “Company”)
We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on form F-3 to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about 7 September 2010 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the issuance and sale from time to time by the Company of ordinary shares, par value US$0.00005 each (the “Ordinary Shares”).
For the purposes of giving this opinion, we have examined a copy of the Registration Statement. We have also reviewed the memorandum and articles of association of the Company, each certified by the Secretary of the Company on 7 September August 2010, copies of unanimous written resolutions of the board of directors of the Company dated 7 September 2010 (together, the “Minutes”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.
We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, (d) that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.
We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for the purpose of the filing of the Registration Statement and the offering of the Ordinary Shares by the Company and is not to be relied upon in respect of any other matter.
On the basis of and subject to the foregoing, we are of the opinion that the statements under the caption “Taxation — Cayman Islands Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.
Yours faithfully,

/s/ Conyers Dill & Pearman
Conyers Dill & Pearman